Exhibit 23.3

[Ryder Scott Company, L.P. Letterhead]

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

The undersigned hereby consents to the references to our firm in the form and context in which they appear in the Annual Report on Form 10-K/A of St. Mary Land & Exploration Company for the year ended December 31, 2007.  We hereby further consent to the use of information contained in our reports, as of December 31, 2007, setting forth estimates of revenues from St. Mary Land & Exploration Company’s oil and gas reserves.  We further consent to the incorporation by reference thereof into this Registration Statement on Form S-8.

/s/ RYDER SCOTT COMPANY, L.P.
Ryder Scott Company, L.P.

Denver, Colorado
June 19, 2008